Exhibit 10.1

KINETIK HOLDINGS INC.

EXECUTIVE SEVERANCE PLAN

1. Purpose. Kinetik Holdings Inc. (the “Company”) has adopted the Kinetik Holdings Inc. Executive Severance Plan (the “Plan”) to provide severance pay and benefits to eligible officers and management employees who are Eligible Executives (as defined below) and whose employment is terminated on or after February 28, 2024 (the “Effective Date”). The Plan is intended to be maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

2. Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:

(a) “Accrued Amounts” means (i) all accrued and unpaid Base Salary and all accrued but unused paid time off through the Date of Termination, which shall be paid within 10 business days following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination, except that any reimbursement shall be made no later than the end of the second calendar year following the calendar year in which the Date of Termination occurs; (iii) any annual cash bonus that relates to a prior fiscal year of the Company that has been earned in accordance with the plan or other documentation governing such annual cash bonus but remains unpaid as of the Date of Termination, which shall be paid within 10 business days following the Date of Termination (or earlier if required by applicable law); and (iv) benefits to which an Eligible Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time.

(b) “Affiliate” means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(c) “Base/Bonus Compensation” means, with respect to an Eligible Executive, the sum of (i) such Eligible Executive’s Base Salary and (ii) such Eligible Executive’s Target Annual Bonus. For the avoidance of doubt, when used to calculate a specified number of weeks of Base/Bonus Compensation, one week of Base/Bonus Compensation shall be equal to an Eligible Executive’s Base Salary and Target Annual Bonus multiplied by a fraction, the numerator of which is one and the denominator of which is 52.

(d) “Base Salary” means the amount an Eligible Executive is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination, including any amounts that an Eligible Executive could have received in cash had he not elected to contribute to an employee benefit plan maintained by the Company, but excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company as consideration for an Eligible Executive’s services. Notwithstanding the foregoing, in the event of a reduction in an Eligible Executive’s Base Salary resulting in such Eligible Executive’s resignation for Good Reason, for purposes of determining such Eligible Executive’s Severance Payment or CIC Severance Payment, as applicable, such Eligible Executive’s Base Salary shall be deemed to be that in effect immediately prior to such reduction.

(e) “Board” means the Board of Directors of Kinetik Holdings Inc.

(f) “Cause” means “Cause” (or a term of like import) as defined under any employment or other service agreement between an Eligible Executive and the Company or an Affiliate or, in the absence of such an agreement or definition, shall mean (i) an Eligible Executive’s failure or refusal to comply with a directive of the Board consistent with such Eligible Executive’s then-current position after the Company has provided such Eligible Executive with both written notice that such failure or refusal will be deemed to be “Cause” and a reasonable opportunity to perform; (ii) an Eligible Executive’s drug or alcohol abuse that adversely affects such Eligible Executive’s job performance; (iii) an Eligible Executive’s conviction of or plea of nolo contendere to a felony or a crime of moral turpitude; (iv) an Eligible Executive’s act of dishonesty adversely affecting the Company or any of its Affiliates; (v) an Eligible Executive’s material violation of a company policy of the Company that has been supplied to such Eligible Executive in writing; or (vi) an Eligible Executive’s material breach of this Agreement or any restrictive covenants with the Company or any of its Affiliates to which such Eligible Executive is subject.

(g) “CEO” means the Company’s President & Chief Executive Officer.

(h) “Change in Control” means:

(i) The occurrence of an event in which any one person or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than a Stockholder (as defined in the Stockholders Agreement) or its Affiliate, acquires beneficial ownership of more than fifty percent (50%) of the voting power of the Company’s outstanding capital stock;

(ii) There is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or

(iii) There is consummated a direct or indirect sale or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets, other than to an entity, at least 50% of the combined voting power of the then-outstanding voting securities of such entity or the ultimate parent thereof, as applicable, are owned by stockholders of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of the voting securities of the Company outstanding immediately prior to such transaction or series of transactions continue to have substantially the same proportionate beneficial ownership in an entity which owns, either directly or through a subsidiary, all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(i) “Change in Control Period” means the period beginning on the date that a Change in Control occurs and ending on the date that is 24 months following the date that such Change in Control occurs.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means the Compensation Committee of the Board or such other committee designated by the Board to administer the Plan.

(l) “Company Group” means the Company and each of its direct and indirect subsidiaries.

(m) “Confidential Information” means all trade secrets, non-public information, proprietary information, knowledge, data, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to an Eligible Executive, individually or in conjunction with others, during the period that the Eligible Executive is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, proposals, products, marketing, selling, budgets, licenses, prices, transactions, costs, recipes, production techniques, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group, and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to the Plan. For purposes of the Plan, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Eligible Executive or any of the Eligible Executive’s agents; (ii) was available to the Eligible Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to the Eligible Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(n) “Date of Termination” means the effective date of the termination of an Eligible Executive’s employment with the Company and its Affiliates, as applicable, such that the Eligible Executive is no longer employed by the Company or any of its Affiliates.

(o) “Disability” means “Disability” (or a term of like import) as defined under any employment or other service agreement between an Eligible Executive and the Company or an Affiliate or, in the absence of such an agreement or definition, shall mean an Eligible Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(p) “Eligible Executive” means any employee of the Company or an Affiliate of the Company who (i) is designated by the Committee as an “Eligible Executive” who is eligible to participate in the Plan; (ii) has executed and returned a Participation Agreement to the Company; (iii) is not covered under any other severance plan, policy, program or arrangement sponsored or maintained by the Company or any of its Affiliates; and (iv) is not a party to an employment or severance agreement with the Company or any of its Affiliates pursuant to which such employee is eligible for severance payments or benefits. The Committee shall have the sole discretion to determine whether an employee is an Eligible Executive. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.

(q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r) “Good Reason” means (i) with respect to a Tier 1 Executive, Tier 1 Executive Good Reason (as defined below) or (ii) with respect to a Tier 2 Executive, (A) a material diminution in such Tier 2 Executive’s title and responsibilities; (B) a material reduction in such Tier 2 Executive’s Total Compensation; or (C) a change in the principal location of such Tier 2 Executive’s services outside of the Houston metro area or, if elsewhere, the principal location of such Tier 2 Executive’s services as of the date hereof (other than travel incident to such Tier 2 Executive’s position). Notwithstanding the foregoing provisions of this definition or any other provision of the Plan to the contrary, any assertion by an Eligible Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (1) the condition described in this definition (including, for the avoidance of doubt, the condition described in Tier 1 Executive Good Reason with respect to a Tier 1 Executive) giving rise to such Eligible Executive’s termination of employment must have arisen without such Eligible Executive’s written consent; (2) such Eligible Executive must provide written notice to the Company of the existence of such condition(s) within 90 days after the initial occurrence of such condition(s); (3) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (4) the date of such Eligible Executive’s termination of employment must occur within 180 days after the initial occurrence of the condition(s) specified in such notice. For the avoidance of doubt, an Eligible Executive shall only be deemed to have provided written consent to the occurrence of the condition giving rise to Good Reason for purposes of clause (1) of the preceding sentence if such Eligible Executive explicitly (x) agrees in writing to the occurrence of such condition and (y) waives in writing such Eligible Executive’s right to resign for Good Reason based on the occurrence of such condition.

(s) “Key Person” generally means an important employee of the Company or any of its Affiliates who is (i) considered to be within a select group of management or highly-compensated employees and (ii) critical to the operation of the business or who is essential to the functioning of a segment of the business (including by having specific skill sets and experiences of the Company and its Affiliates that cannot be easily replaced) and whose Qualifying Termination or termination of employment due to his or her death or Disability would likely have a significant negative impact on the business of the Company or its Affiliates given his or her responsibilities and knowledge.

(t) “LTIP” means the Kinetik Holdings Inc. 2019 Omnibus Compensation Plan, as the same may be amended, restated or otherwise modified from time to time or any successor plan thereto.

(u) “Medical Continuation Period” means (i) a period of 36 months for Tier 1 Executives and (ii) a period of 18 months for Tier 2 Executives.

(v) “Participation Agreement” means the participation agreement delivered to each Eligible Executive by the Committee prior to his or her entry into the Plan evidencing the Eligible Executive’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan.

(w) “Prohibited Period” means the period during which an Eligible Executive is employed by the Company or any of its Affiliates and continuing through the last day of (i) in the case of a Tier 1 Executive, the two-year period or (ii) in the case of a Tier 2 Executive, the 18-month period, as applicable, following the Eligible Executive’s Date of Termination.

(x) “Pro-Rata Actual Bonus Amount” means an amount equal to the annual cash bonus that an Eligible Executive would have been entitled to receive for the fiscal year of the Company in which the Date of Termination occurs based on actual performance (as determined by the Committee or an authorized officer of the Company as of the Date of Termination in accordance with the plan or other documentation governing such annual cash bonus), multiplied by a fraction, the numerator of which is the number of days in such fiscal year during which such Eligible Executive was employed by the Company and its Affiliates, and the denominator of which is the total number of days for the fiscal year of the Company in which the Date of Termination occurs.

(y) “Qualifying Termination” means the termination of an Eligible Executive’s employment with the Company and its Affiliates (i) by the Company without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability); or (ii) due to an Eligible Executive’s resignation for Good Reason.

(z) “Release Requirement” means the requirement that an Eligible Executive execute and deliver to the Company a general release of claims, in a form acceptable to the Company, on or prior to the date that is 21 days following the date upon which the Company delivers the release to an Eligible Executive (which shall occur no later than seven days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the release described in the preceding sentence is revoked by the Eligible Executive within any time provided by the Company for such revocation.

(aa) “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the Effective Date.

(bb) “Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of October 21, 2021, entered into by the Company and the other parties thereto, as amended from time to time.

(cc) “Target Annual Bonus” means the target annual cash bonus that an Eligible Executive was eligible to earn for the fiscal year of the Company in which the Date of Termination occurs.

(dd) “Tier” means an “Executive Tier” used for purposes of determining the level of severance benefits an Eligible Executive is eligible to receive. Each Eligible Executive shall be designated by the Committee as a Tier 1 Executive or a Tier 2 Executive.

(ee) “Tier 1 Executive Good Reason” means (i) a material diminution in a Tier 1 Executive’s title, duties, responsibilities or level of authority (including, without limitation, following a Change in Control, the occurrence of any of the following (x) such Tier 1 Executive does not retain the same title or serve in the same or a better position at the surviving pro forma publicly traded parent entity in such Change in Control, based on the title and position that such Tier 1 Executive held immediately prior to such Change in Control, (y) the requirement that following such Change in Control such Tier 1 Executive report to anyone other than the board of the surviving pro forma publicly traded parent entity in such Change in Control (in the case of the CEO) or the chief executive officer of the pro forma publicly traded parent entity (in the case of any other Tier 1 Executives), or (z) the assignment to such Tier 1 Executive of duties, responsibilities and a level of authority that are materially diminished from or inconsistent with the duties, responsibilities and level of authority applicable to such Tier 1 Executive immediately prior to such Change in Control, including such Tier 1 Executive no longer serving as an executive officer of a publicly-traded company following such Change in Control); (ii) a material reduction in a Tier 1 Executive’s Total Compensation; or (iii) a change in the principal location of a Tier 1 Executive’s services outside of the Houston metro area or, if elsewhere, the principal location of such Tier 1 Executive’s services as of the date hereof (other than travel incident to such Tier 1 Executive’s position).

(ff) “Total Compensation” means, with respect to an Eligible Executive, such Eligible Executive’s annualized base salary, annual cash bonus opportunity, and target short-term or long-term equity incentive opportunity, as applicable.

3. Administration of the Plan.

(a) Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:

(i) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(ii) to interpret the Plan, the Committee’s interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(iii) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, and to designate each Eligible Executive as either a Tier 1 Executive or a Tier 2 Executive;

(iv) to make a determination as to the right of any person to a benefit under the Plan (including to determine whether and when there has been a termination of an Eligible Executive’s employment and the cause of such termination);

(v) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(vi) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(vii) to sue or cause suit to be brought in the name of the Plan; and

(viii) to obtain from the Company, its Affiliates and from Eligible Executives such information as is necessary for the proper administration of the Plan.

(b) Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

(c) Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

(d) Plan Year. The plan year for the Plan shall be the 12-month period beginning each January 1; provided, however, that the first plan year for the Plan shall begin on the Effective Date and shall end on December 31, 2024.

4. Eligibility. Only individuals who are Eligible Executives may participate in the Plan. The Committee has full and absolute discretion to determine and select which employees of the Company and its Affiliates are Eligible Executives; provided, however, that the CEO shall have the authority to recommend to the Committee employees of the Company or an Affiliate of the Company (including Key Persons) who should be selected as Eligible Executives and designated as Tier 2 Executives. For the avoidance of doubt, the CEO shall not have the authority to recommend to the Committee that any employee of the Company or an Affiliate of the Company (including a Key Person) be designated as a Tier 1 Executive. Once an employee has been designated as an Eligible Executive, he or she shall automatically continue to be an Eligible Executive until he or she ceases to be an employee or is removed as an Eligible Executive by the Committee; provided, however, that if an employee is an Eligible Executive as of the date of a Change in Control, then he or she may not be removed as an Eligible Executive by the Committee during the 24-month period following the date of such Change in Control. The Plan shall supersede all prior practices, policies, procedures and plans relating to severance benefits from the Company and its Affiliates with respect to the Eligible Executives.

5. Plan Benefits.

(a) Qualifying Termination. In the event an Eligible Executive’s employment ends due to a Qualifying Termination that occurs outside of the Change in Control Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7, 8, 9, 10 and 11 below and continues to abide by the terms of all other written agreements between such Eligible Executive and any member of the Company Group, such Eligible Executive shall also be entitled to receive the following:

(i) A payment (the “Severance Payment”) in an amount equal to, as applicable:

•

in the case of a Tier 1 Executive, the product of (x) nine weeks’ Base/Bonus Compensation multiplied by (y) the number of years the Eligible Executive has been continuously employed by the Company or an Affiliate from such Eligible Executive’s most recent date of hire (plus any years of continuous employment attributable to prior stints of employment with the Company or an Affiliate that preceded the most recent date of hire, if applicable), measured as of the Date of Termination (but in no event is the product to be less than nine weeks’ Base/Bonus Compensation); or

•

in the case of a Tier 2 Executive, the product of (x) seven weeks’ Base/Bonus Compensation multiplied by (y) the number of years the Eligible Executive has been continuously employed by the Company or an Affiliate from such Eligible Executive’s most recent date of hire (plus any years of continuous employment attributable to prior stints of employment with the Company or an Affiliate that preceded the most recent date of hire, if applicable), measured as of the Date of Termination (but in no event is the product to be less than eight weeks’ Base/Bonus Compensation).

For purposes of calculating years of employment, any years of continuous employment that an Eligible Executive had with any company that is acquired by the Company or an Affiliate, whether in a stock or asset transaction, shall be counted, and an Eligible Executive’s most recent date of hire shall be deemed to be the applicable date of hire with any such company that is acquired by the Company or an Affiliate in the circumstances described above so long as such Eligible Executive’s employment is continuous from the acquired company to the Company or an Affiliate. Any partial years of employment shall be rounded up or down to the nearest whole year for purposes of calculating the Severance Payment. Notwithstanding anything to the contrary contained herein, in no event shall any Tier 1 Executive’s “Severance Payment” exceed 52 weeks’ Base/Bonus Compensation, and in no event shall any Tier 2 Executive’s “Severance Payment” exceed 39 weeks’ Base/Bonus Compensation. The Severance Payment shall be paid in a lump sum as soon as reasonably practicable following such Eligible Executive’s Date of Termination but in no event later than either (i) the Company’s first regularly scheduled pay date that is on or after the date that is 45 days after the Date of Termination or (ii) if agreed to in writing by the Eligible Executive, the Company’s last regularly scheduled pay date that is prior to March 15 of the calendar year following the year in which the Date of Termination occurs or, if earlier, the Company’s last regularly scheduled pay date that is on or prior to the date that is 180 days after the Date of Termination.

(ii) The Medical Benefit (as described in Section 5(c) below).

(b) CIC Termination. In the event an Eligible Executive’s employment with the Company ends due to a Qualifying Termination that occurs during the Change in Control Period (a “CIC Termination”), such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7, 8, 9, 10 and 11 below and continues to abide by the terms of all other written agreements between such Eligible Executive and any member of the Company Group, such Eligible Executive shall also be entitled to receive the following:

(i) A payment (the “CIC Severance Payment”) in an amount equal to, as applicable:

•	in the case of a Tier 1 Executive, (x) two and one-half times such Eligible Executive’s Base/Bonus Compensation, plus (y) the Pro-Rata Actual Bonus Amount; or

•	in the case of a Tier 2 Executive, (x) two times such Eligible Executive’s Base/Bonus Compensation, plus (y) the Pro-Rata Actual Bonus Amount.

The CIC Severance Payment shall be paid in a lump sum as soon as reasonably practicable following such Eligible Executive’s Date of Termination but in no event later than either (i) the Company’s first regularly scheduled pay date that is on or after the date that is 45 days after the Date of Termination or (ii) if agreed to in writing by the Eligible Executive, the Company’s last regularly scheduled pay date that is prior to March 15 of the calendar year following the year in which the Date of Termination occurs or, if earlier, the Company’s last regularly scheduled pay date that is on or prior to the date that is 180 days after the Date of Termination. For the avoidance of doubt, the CIC Severance Payment is in lieu of the Severance Payment described in Section 5(a) above.

(ii) The Medical Benefit (as described in Section 5(c) below).

(iii) The Matching Benefit (as described in Section 5(d) below).

(iv) The Outplacement Benefit (as described in Section 5(e) below).

(v) The Equity Acceleration Benefit (as described in Section 5(f) below).

(c) Medical Benefit. In the event of a Qualifying Termination, a CIC Termination or the termination of an Eligible Executive’s employment due to death or Disability as described in Section 5(g) below, an Eligible Executive shall receive a payment in an amount equal to the full amount (including the employer and employee premium) that would be required to effect and continue coverage during the Medical Continuation Period for such Eligible Executive and such Eligible Executive’s spouse and eligible dependents, if any, under (i) in the case of the CEO, any group health plan that is separately and independently procured and paid for by the CEO or (ii) in the case of an Eligible Executive other than the CEO (or in the case of the CEO to the extent that the CEO does not separately and independently procure coverage under a different group health plan prior to the payment date described below), the Company’s group health plans applicable to such Eligible Executive prior to such Eligible Executive’s Date of Termination (the “Medical Benefit”), in each case, which Medical Benefit shall be paid in a lump sum on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after such Eligible Executive’s Date of Termination. Notwithstanding anything in the preceding provisions of this Section 5(c) to the contrary, if the Medical Benefit cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and an Eligible Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to such Eligible Executive without such adverse impact on the Company.

(d) Matching Benefit. In the event of a CIC Termination, an Eligible Executive shall receive a payment in an amount equal to the sum of the Company’s (or its Affiliate’s) matching or other employer contributions under the 401(k) defined contribution plan and health savings account sponsored, maintained or provided by the Company in which such Eligible Executive participates as of immediately prior to the Date of Termination that such Eligible Executive would have received if such Eligible Executive’s employment continued for (i) in the case of a Tier 1 Executive, 30 months or (ii) in the case of a Tier 2 Executive, 18 months, as applicable, following the Date of Termination after taking into account, to the extent necessary, any reasonable assumptions undertaken in good faith by the Company for this purpose (the “Matching Benefit”). The Matching Benefit shall be paid in a lump sum on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after such Eligible Executive’s Date of Termination.

(e) Outplacement Benefit. In the event of a CIC Termination, an Eligible Executive shall be eligible to receive outplacement services (the “Outplacement Benefit”), including transition assistance, job search support, provision of an office space, financial planning, coaching and research support and reasonable costs incurred by an Eligible Executive that are associated with travel to procure such outplacement services, in each case, provided by a provider or providers of the Company’s choosing (with applicable costs paid by the Company directly to such provider or providers or, in the case of travel costs, reimbursed to such Eligible Executive following the receipt of documentation in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination, such Outplacement Benefit to be provided for up to two years following such Eligible Executive’s Date of Termination but only until such time as such Eligible Executive obtains reasonably comparable employment; provided, however, that the cost of such Outplacement Benefit shall not exceed, a total of $75,000 for any Tier 1 Executive and $35,000 for any Tier 2 Executive.

(f) Equity Acceleration Benefit. In the event of a CIC Termination, all unvested equity-based awards granted under the LTIP that are held by an Eligible Executive as of immediately prior to the Date of Termination shall immediately become fully vested as of the Date of Termination; provided, however, that with respect to any equity-based award that is subject to performance-based vesting conditions, such equity-based award shall be calculated and settled, without proration, subject to and based on the greater of (x) target performance or (y) actual performance and achievement of the applicable performance metrics calculated through the date of the Change in Control. For the avoidance of doubt, to the extent any equity-based awards granted under the LTIP contain terms contrary to those set forth in this Section 5(f), the terms and conditions of the applicable document that provides the Eligible Executive with the most favorable treatment (including with respect to any vesting provisions that relate to a Change in Control or a termination of employment following a Change in Control) shall control.

(g) Termination as a Result of Death or Disability. In the event an Eligible Executive’s employment with the Company and, as applicable, each of its Affiliates, ends due to such Eligible Executive’s death or Disability, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive (or the executor of such Eligible Executive’s estate or such Eligible Executive’s legal guardian, as applicable) satisfies the Release Requirement and abides by the terms of Sections 7, 8, 9, 10 and 11 below, such Eligible Executive shall also be entitled to receive (i) the Medical Benefit and (ii) the Pro-Rata Actual Bonus Amount, which shall be paid in a lump sum on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after such Eligible Executive’s Date of Termination.

(h) Other Non-Qualifying Terminations of Employment. In the event that an Eligible Executive’s employment with the Company and, as applicable, each of its Affiliates terminates other than pursuant to a Qualifying Termination, a CIC Termination or as a result of death or Disability, then all compensation and benefits to such Eligible Executive shall terminate contemporaneously with such termination of employment, except that such Eligible Executive shall be entitled to the Accrued Amounts.

(i) After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that an Eligible Executive is eligible to receive the Severance Payment or the CIC Severance Payment, as applicable, and other severance benefits pursuant to Sections 5(c) through (f), as applicable, but, after such determination, the Company subsequently acquires evidence or determines that: (i) such Eligible Executive has failed to abide by the terms of Sections 7, 8, 9, 10 or 11; or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Eligible Executive’s employment for Cause, then the Company shall have the right to cease the payment or providing of the Severance Payment, the CIC Severance Payment and any other severance benefits, as applicable, and such Eligible Executive shall promptly return to the Company any payment of the Severance Payment, the CIC Severance Payment and any other severance benefits, as applicable, received by such Eligible Executive prior to the date that the Company determines that the conditions of this Section 5(i) have been satisfied.

6. Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which such Eligible Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Executive from the Company and its Affiliates will be one dollar ($1.00) less than three times such Eligible Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Eligible Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times such Eligible Executive’s base amount, then such Eligible Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, such Eligible Executives’ excise tax liabilities under Section 4999 of the Code.

7. Confidentiality. During the period in which an Eligible Executive participates in the Plan, the Eligible Executive shall be provided with, and will have access to, Confidential Information. In consideration of such Eligible Executive’s receipt of Confidential Information and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition to participation in the Plan, each Eligible Executive shall be subject to the covenants and restrictions in this Section 7 and in Sections 8, 9, 10, 11 and 12.

(a) In General. Both during the period in which an Eligible Executive is employed by or affiliated with the Company and thereafter, except as expressly permitted by the Plan or by directive of the Board, the Eligible Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Each Eligible Executive acknowledges and agrees that such Eligible Executive would inevitably use and disclose Confidential Information in violation of this Section 7 if such Eligible Executive were to violate any of the covenants set forth in Section 8. Each Eligible Executive shall follow all Company policies and protocols regarding the physical security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 7(a) shall apply to all Confidential Information, whether now known or later to become known to an Eligible Executive during the period that such Eligible Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b) Permitted Disclosures. Notwithstanding any provision of Section 7(a) to the contrary, an Eligible Executive may make the following disclosures and uses of Confidential Information: (i) disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group; (ii) disclosures to customers and suppliers when, in the reasonable and good faith belief of the Eligible Executive, such disclosure is in connection with the Eligible Executive’s performance of his or her duties for the Company and is in the best interests of the Company; (iii) disclosures and uses that are approved in writing by the Company; or (iv) disclosures to a person or entity that has (A) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (B) agreed in writing to abide by the terms of a confidentiality agreement.

(c) Return of Confidential Information. Upon the termination of the Eligible Executive’s employment with the Company and at any other time, in each case, upon written request of the Company, an Eligible Executive shall promptly destroy or surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in the Eligible Executive’s possession, custody or control and the Eligible Executive shall not retain any such documents or other materials or property of the Company Group. Within 10 days of any such request and if requested by the Company, the Eligible Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) Additional Permitted Disclosures. Nothing in the Plan (whether in this Section 7 or otherwise) shall prohibit or restrict an Eligible Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to such Eligible Executive individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law; or (v) making disclosures to such Eligible Executive’s retained attorneys for the purposes of seeking legal advice as to such Eligible Executive’s rights and obligations under the Plan and/or relating to legal recourse for possible violations of the Plan or any law by the Company. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an Eligible Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to such Eligible Executive’s attorney in relation to a lawsuit for retaliation against such Eligible Executive for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does the Plan require an Eligible Executive to obtain prior authorization from any member of the Company Group before engaging in any conduct described in this Section 7(d), or to notify any member of the Company Group that such Eligible Executive has engaged in any such conduct.

8. Non-Solicitation.

(a) Access to Confidential Information and Development of Goodwill. The Company shall provide each Eligible Executive access to Confidential Information for use only during the period during which such Eligible Executive is employed by the Company, and each Eligible Executive acknowledges and agrees that the Company will be entrusting the Eligible Executive, in his unique and special capacity, with developing the goodwill of the Company, and in consideration thereof and in consideration of the Company providing the Eligible Executive with access to Confidential Information and as an express incentive for the Company to allow the Eligible Executive to participate in the Plan, the Eligible Executive has voluntarily agreed to the covenants set forth in this Section 8. Each Eligible Executive further agrees and acknowledges that the limitations and restrictions set forth herein are reasonable in all respects and not oppressive, will not cause the Eligible Executive undue hardship, and are material and substantial parts of the Plan intended and necessary to protect the Confidential Information, goodwill and substantial and legitimate business interests.

(b) Restrictions. During the Prohibited Period, an Eligible Executive shall not, without the prior written approval of the Company, directly or indirectly, for the Eligible Executive or on behalf of or in conjunction with any other person or entity of any nature, solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c) Enforcement. Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 7 and this Section 8, and because of the immediate and irreparable damage that would be caused to members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

9. Ownership of Intellectual Property. The Company shall own, and, by agreeing to participate in the Plan, each Eligible Executive assigns, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by the Eligible Executive during the period in which the Eligible Executive is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and the Eligible Executive shall promptly disclose all Company Intellectual Property to the Company. All of each Eligible Executive’s works of authorship and associated copyrights created during the period in which the Eligible Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of the Eligible Executive’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Each Eligible Executive shall perform, during and after the period in which the Eligible Executive is or has been employed by or affiliated with the Company or any other member of the Company

Group, all reasonable acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

10. Non-Disparagement. Each Eligible Executive shall refrain, both during the Eligible Executive’s employment with the Company and thereafter, from publishing any oral or written statements about the Company, any member of the Company Group or any of their respective directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information of or regarding the Company’s or any member of the Company Group’s business affairs, directors, officers, managers, members, employees, consultants, agents or representatives, or (c) place the Company, any member of the Company Group or any of their respective directors, officers, managers, members, employees, consultants, agents or representatives in a false light before the public.

11. Defense and Pursuit of Claims. An Eligible Executive shall, following the termination of his or her employment, cooperate with the Company Group and its counsel in any litigation or human resources matters in which such Eligible Executive may be a witness or potential witness or with respect to which such Eligible Executive may have knowledge of relevant facts or evidence. The Company shall reimburse such Eligible Executive for reasonable and necessary expenses incurred in the course of complying with this Section 11 provided that the Eligible Executive provides reasonable documentation of the same and obtains the Company’s prior approval for incurring such expenses.

12. Enforcement. Money damages would not be a sufficient remedy for any breach of Sections 7, 8, 9, 10 or 11 or any breach of the terms of any other written agreement between an Eligible Executive and any member of the Company Group, in each case, by such Eligible Executive, and any member of the Company Group shall be entitled to enforce the provisions of such Sections and the terms of such other written agreements as may be applicable by terminating payments or additional benefits then owing to the Eligible Executive and to specific performance, injunctive relief and other equitable relief, without bond, as remedies for such breach or any threatened breach. In addition, in the event of a breach by an Eligible Executive of Sections 7, 8, 9, 10 or 11 or the terms of any other written agreement between such Eligible Executive and any member of the Company Group, the Eligible Executive shall repay to the Company any and all payments received or paid or deemed paid by the Company for the benefit of the Eligible Executive pursuant to the Plan. Such remedies shall not be deemed the exclusive remedies for a breach of Sections 7, 8, 9, 10 or 11 or the terms of such other written agreements as may be applicable, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Eligible Executive and the Eligible Executive’s agents. This Section 12 and Sections 7, 8, 9, 10 or 11 and the terms of any other written agreements between the Eligible Executive and any member of the Company Group, and each provision and portion thereof, are severable and separate, and the unenforceability of any specific section (or portion thereof) shall not affect the enforceability of any other section (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and the Plan shall thereby be reformed.

13. Claims Procedure and Review.

(a) Filing a Claim. Any Eligible Executive that the Committee determines is entitled to payment of severance benefits under the Plan is not required to file a claim for such benefits. Any Eligible Executive (i) who is not paid severance benefits hereunder and who believes that he or she is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that he or she is entitled to greater benefits hereunder may file a claim for severance benefits under the Plan in writing with the Committee.

(b) Initial Determination of a Claim. If a claim for severance benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c) Appeal of a Denied Claim. Within 60 days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the Participant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to 180 days for an initial claim or 120 days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.

(d) The benefits claim procedure provided in this Section 13 is intended to comply with the provisions of 29 C.F.R. §2560.503-1. All provisions of this Section 13 shall be interpreted, construed, and limited in accordance with such intent.

14. General Provisions.

(a) Taxes. The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.

(b) No Mitigation. No Eligible Executive shall have any duty to mitigate the amounts payable under the Plan by seeking or accepting new employment or self-employment following a Qualifying Termination or CIC Termination.

(c) Offset. The Company may set off against, and each Eligible Executive authorizes the Company to deduct from, any payments due to the Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate of the Company by the Eligible Executive, whether arising under the Plan or otherwise; provided, however, that any such offset must be compliant with applicable law and no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.

(d) Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case, by the Committee; provided, however, that the Plan may not be amended, modified or terminated in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is an Eligible Executive under the Plan at such time, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, or (ii) otherwise in connection with, or in anticipation of, a Change in Control that actually occurs, and any such attempted amendment, modification or termination shall be null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken subsequent to the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. For the duration of the 24-month period following a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is an Eligible Executive under the Plan on the date a Change in Control occurs.

(e) Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Executive under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

(f) Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

(g) Unfunded Obligation. All benefits due to an Eligible Executive under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(h) Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable, and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.

(i) Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Any reimbursements to be made under the Plan shall be made no later than the end of the second calendar year following the calendar year in which an Eligible Executive’s Date of Termination occurs. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Executive’s death or (ii) the date that is six months after such Eligible Executive’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Executive (or such Eligible Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.

(j) Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan). Any action to obtain emergency, temporary or preliminary injunctive relief as permitted by Sections 8 and 12 will be brought only in the state and federal courts residing in, or with jurisdiction over, Harris County, Texas. The Eligible Executives recognize that such forum and venue is convenient.

(k) Status. The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

(l) Third-Party Beneficiaries. Each Affiliate of the Company shall be a third- party beneficiary of the Eligible Executive’s covenants and obligations under Sections 7, 8, 9, 10, 11 and 12 and the terms and provisions of any other written agreement between such Eligible Executive and the Company and shall be entitled to enforce such obligations as if a party hereto.

(m) No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and the Eligible Executives. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.

(n) Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(o) Overpayment. If, due to mistake or any other reason, a person receives severance payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.

(p) Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Eligible Executive; provided, however, that the establishment or modification of any clawback policy by the Company on or after the date of a Change in Control shall only apply to amounts payable under the Plan to the extent required by applicable law. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.

(q) Agent for Service of Legal Process. Legal process may be served on the Committee, which is the plan administrator, at the following address: Compensation Committee of the Board of Directors, c/o Kinetik Holdings Inc., 2700 Post Oak Boulevard, Suite 300, Houston, Texas 77056.

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